EXHIBIT 99.1

Civeo Reports Second Quarter 2018 Results

HOUSTON, July 27, 2018 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2018.

Highlights include:

  Successfully closed and integrated Noralta acquisition

  Generated $11.1 million in operating cash flow and $8.6 million in free cash flow, an increase of over 50% versus the second quarter of 2017

  Awarded four accommodation contracts for the Coastal GasLink Pipeline Project, a LNG-related pipeline in British Columbia, with total revenues expected to be approximately C$100 million over 2019-2021

  Repaid $11.5 million of debt during the quarter subsequent to the closing of the Noralta acquisition

“In the second quarter, we closed a transformative Canadian acquisition, continued to rebound in Australia and turned around the U.S. operations. We successfully closed the Noralta acquisition and completed the integration of Noralta into our Canadian operations. We expect to have accomplished our objectives with regard to the previously estimated C$10 million in annualized synergies by year end 2018,” stated Bradley J. Dodson, President and Chief Executive Officer.

“We were pleased to deliver results highlighted by sequential improvement in both revenue and Adjusted EBITDA. In Australia, increased occupancy in the Bowen Basin villages related to customers’ maintenance activities generated improved EBITDA. In the U.S. market, we achieved positive Adjusted EBITDA primarily driven by our new Louisiana location and strong E&P activity in West Texas. Revenue in the Canadian segment was lower than our projections due to shorter than expected turnaround work in the quarter. We are also pleased to announce the award of the four contracts for the British Columbia LNG-related Coastal GasLink Pipeline Project. The contracts are subject to a positive final investment decision from the LNG Canada joint venture which is expected later in 2018.”

Mr. Dodson concluded, “Looking to the second half of the year, we are confident in our ability to continue to generate free cash flow through our base business and recent acquisitions in the US and Canada, while enhancing our capital structure to take advantage of an improved commodity price environment, delivering best-in-class service to our customers, and creating value for all of our stakeholders.”

Second Quarter 2018 Results

In the second quarter of 2018, Civeo generated revenues of $130.2 million and reported a net income attributable to Civeo Corporation of $0.2 million, or $0.00 per share, and a net loss attributable to Civeo Corporation common shareholders of $48.3 million, or $0.29 per share. The second quarter net loss was largely driven by the recognition of the accounting impact of a non-cash beneficial conversion feature on the outstanding preferred shares totaling $48.5 million, or $0.29 per share.  The beneficial conversion feature existed because the fair value of the Civeo common shares into which the preferred shares are convertible was greater than the effective conversion price at the closing of the Noralta acquisition. During the second quarter of 2018, Civeo produced operating cash flow of $11.1 million, Adjusted EBITDA of $24.5 million and free cash flow of $8.6 million.

(EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the second quarter of 2017, Civeo generated revenues of $92.0 million and reported a net loss of $14.8 million, or $0.11 per share. During the second quarter of 2017, Civeo generated operating cash flow of $4.6 million, Adjusted EBITDA of $18.6 million and free cash flow of $3.0 million.

The increase in Adjusted EBITDA was primarily driven by the addition of Noralta’s operations in Canada, as well as higher activity levels in Australia and the United States. The increase in net loss in the second quarter of 2018 compared to 2017 was primarily due to $48.5 million from the accounting impact of the non-cash beneficial conversion feature on the preferred shares which were issued as consideration in the Noralta acquisition.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2018 to the results for the second quarter of 2017.)

Canada

During the second quarter of 2018, the Canadian segment generated revenues of $86.5 million, operating loss of $6.7 million and Adjusted EBITDA of $18.3 million, compared to revenues of $57.7 million, operating loss of $9.6 million and Adjusted EBITDA of $14.7 million in the second quarter of 2017. The second quarter of 2018 results reflect the impact of a strengthened Canadian dollar relative to the U.S. dollar, which increased revenues by $3.7 million. On a constant currency basis, revenues increased $25.1 million primarily due to the addition of Noralta’s operations.

Australia

Revenue for the Australian segment was $30.6 million, operating loss was $1.1 million and Adjusted EBITDA was $11.5 million in the second quarter of 2018, compared to revenues of $28.6 million, operating loss of $3.4 million and Adjusted EBITDA of $10.8 million in the second quarter of 2017. The increase in revenue and Adjusted EBITDA for the quarter was primarily due to higher occupancy levels in the Bowen Basin villages driven by increased maintenance work by our customers.

U.S.

The U.S. segment generated revenues of $13.1 million, operating loss of $1.8 million and Adjusted EBITDA of $2.0 million in the second quarter of 2018, compared to revenues of $5.7 million, operating loss of $3.6 million and an Adjusted EBITDA loss of $1.1 million in the second quarter of 2017. The revenue and Adjusted EBITDA increase was primarily due to higher E&P activity in the Bakken, Rockies, and Texas markets as well as a full quarter of benefit from our acquired location in Louisiana.

Financial Condition

As of June 30, 2018, Civeo had total liquidity of approximately $83.0 million, consisting of $78.2 million available under its revolving credit facilities and $4.8 million of cash on hand.

Civeo’s total debt outstanding on June 30, 2018 was $430.2 million, up $109.4 million since March 31, 2018, due to borrowings to fund the Noralta acquisition.

During the second quarter of 2018, Civeo spent $3.2 million in capital expenditures, up from $2.2 million during the second quarter of 2017. Capital expenditures for both periods were primarily for routine maintenance.

Third Quarter and Full Year 2018 Guidance

For the third quarter of 2018, Civeo expects revenues of $122 million to $127 million and EBITDA of $24 million to $27 million. For the full year of 2018, Civeo expects revenues of $478 million to $495 million and EBITDA of $85 million to $92 million. Civeo expects capital expenditures of approximately $20 to $25 million for the full year 2018.

Conference Call

Civeo will host a conference call to discuss its second quarter 2018 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com Participants may also join the conference call by dialing (800)-239-9838 in the United States or (323)-794-2551 internationally and using the conference ID 7673058 . A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 7673058#.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently operates a total of 30 lodges and villages in operation in Canada and Australia, with an aggregate of approximately 32,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s future plans, priorities and borrowing needs; growth opportunities; optimism about activity, market demand and commodity price environment in 2018; expected benefits of the Coastal GasLink contracts and third quarter and full year 2018 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2017 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017

Revenues	$130,177	$92,010	$231,681	$183,439

Costs and expenses:
Cost of sales and services	88,737	59,484	166,065	121,156
Selling, general and administrative expenses	22,539	14,060	39,426	28,270
Depreciation and amortization expense	34,270	31,554	65,034	64,383
Impairment expense	-	-	28,661	-
Other operating expense	132	279	511	729
	145,678	105,377	299,697	214,538
Operating loss	(15,501)	(13,367)	(68,016)	(31,099)

Interest expense, net of capitalized interest	(7,103)	(4,752)	(12,925)	(10,256)
Loss on extinguishment of debt	(748)	-	(748)	(842)
Interest income	18	10	76	20
Other income	252	476	2,511	730
Loss before income taxes	(23,082)	(17,633)	(79,102)	(41,447)
Income tax benefit	23,371	2,916	24,056	5,864
Net income (loss)	289	(14,717)	(55,046)	(35,583)
Less: Net income attributable to noncontrolling interest	122	99	244	220
Net income (loss) attributable to Civeo Corporation	167	(14,816)	(55,290)	(35,803)
Less: Dividends attributable to Class A preferred shares	48,488	-	48,488	-
Net loss attributable to Civeo Corporation common shareholders	$(48,321)	$(14,816)	$(103,778)	$(35,803)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.29)	$(0.11)	$(0.70)	$(0.28)
Diluted	$(0.29)	$(0.11)	$(0.70)	$(0.28)

Weighted average number of common shares outstanding:
Basic	165,373	130,692	148,595	125,796
Diluted	165,373	130,692	148,595	125,796

CIVEO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	JUNE 30, 2018	DECEMBER 31, 2017
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$4,786	$32,647
Accounts receivable, net	75,789	66,823
Inventories	4,720	7,246
Assets held for sale	12,519	9,462
Prepaid expenses and other current assets	32,381	16,034
Total current assets	130,195	132,212

Property, plant and equipment, net	734,242	693,833
Goodwill, net	117,307	-
Other intangible assets, net	133,964	22,753
Other noncurrent assets	2,240	5,114
Total assets	$1,117,948	$853,912

Current liabilities:
Accounts payable	$29,797	$27,812
Accrued liabilities	17,265	22,208
Income taxes	1,568	1,728
Current portion of long-term debt	27,643	16,596
Deferred revenue	3,123	5,442
Other current liabilities	4,520	1,843
Total current liabilities	83,916	75,629

Long-term debt	399,520	277,990
Deferred income taxes	29,003	-
Other noncurrent liabilities	30,044	23,926
Total liabilities	542,483	377,545

Shareholders' equity:
Total Civeo Corporation shareholders' equity	575,346	476,250
Noncontrolling interest	119	117
Total shareholders' equity	575,465	476,367
Total liabilities and shareholders' equity	$1,117,948	$853,912

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	SIX MONTHS ENDED JUNE 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(55,046)	$(35,583)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	65,034	64,383
Impairment charges	28,661	-
Loss on extinguishment of debt	748	842
Deferred income tax benefit	(23,661)	(6,732)
Non-cash compensation charge	5,013	3,750
Gains on disposals of assets	(2,332)	(854)
Benefit for loss on receivables, net of recoveries	(58)	(57)
Other, net	3,065	2,147
Changes in operating assets and liabilities:
Accounts receivable	10,661	(1,639)
Inventories	3,111	(664)
Accounts payable and accrued liabilities	(16,668)	(4,499)
Taxes payable	(1,250)	639
Other current assets and liabilities, net	(3,301)	(7,332)
Net cash flows provided by operating activities	13,977	14,401

Cash flows from investing activities:
Payments related to acquisitions, net of cash acquired	(185,200)	-
Capital expenditures, including capitalized interest	(5,943)	(6,037)
Proceeds from disposition of property, plant and equipment	3,438	1,160
Other, net	110	375
Net cash flows used in investing activities	(187,595)	(4,502)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	64,817
Term loan repayments	(11,068)	(8,000)
Revolving credit borrowings (repayments), net	162,056	(39,937)
Debt issuance costs	(2,742)	(1,795)
Other	(632)	(293)
Net cash flows provided by financing activities	147,614	14,792

Effect of exchange rate changes on cash	(1,857)	850
Net change in cash and cash equivalents	(27,861)	25,541

Cash and cash equivalents, beginning of period	32,647	1,785

Cash and cash equivalents, end of period	$4,786	$27,326

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017
Revenues
Canada	$86,518	$57,668	$149,908	$118,174
Australia	30,577	28,607	58,452	55,623
United States	13,082	5,735	23,321	9,642
Total revenues	$130,177	$92,010	$231,681	$183,439

EBITDA (1)
Canada	$16,650	$14,709	$(3,002)	$27,898
Australia	11,529	10,810	20,636	21,431
United States	1,983	(1,083)	1,244	(2,345)
Corporate and eliminations	(11,263)	(5,872)	(19,593)	(13,190)
Total EBITDA	$18,899	$18,564	$(715)	$33,794

Adjusted EBITDA (1)
Canada	$18,297	$14,709	$27,574	$27,898
Australia	11,529	10,810	20,636	21,431
United States	1,983	(1,083)	1,244	(2,345)
Corporate and eliminations	(7,299)	(5,872)	(14,931)	(13,190)
Total adjusted EBITDA	$24,510	$18,564	$34,523	$33,794

Operating income (loss)
Canada	$(6,718)	$(9,586)	$(46,648)	$(14,592)
Australia	(1,099)	(3,416)	(4,265)	(4,617)
United States	(1,832)	(3,604)	(5,096)	(6,406)
Corporate and eliminations	(5,852)	3,239	(12,007)	(5,484)
Total operating loss	$(15,501)	$(13,367)	$(68,016)	$(31,099)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017

EBITDA (1)	$18,899	$18,564	$(715)	$33,794
Adjusted EBITDA (1)	$24,510	$18,564	$34,523	$33,794
Free Cash Flow (2)	$8,612	$2,981	$11,472	$9,524

(1) The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017

Net income (loss) attributable to Civeo Corporation	$167	$(14,816)	$(55,290)	$(35,803)
Income tax provision (benefit)	(23,371)	(2,916)	(24,056)	(5,864)
Depreciation and amortization	34,270	31,554	65,034	64,383
Interest income	(18)	(10)	(76)	(20)
Loss on extinguishment of debt	748	-	748	842
Interest expense	7,103	4,752	12,925	10,256
EBITDA	$18,899	$18,564	$(715)	$33,794
Adjustments to EBITDA
Impairment expense (a)	-	-	28,661	-
Noralta transaction costs (b)	5,611	-	6,577	-
Adjusted EBITDA	$24,510	$18,564	$34,523	$33,794

(a) Relates to the first quarter 2018 impairment of assets in Canada. We recorded a pre-tax loss of $28.7 million ($20.9 million after-tax, or $0.14 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's acquisition of Noralta Lodge Ltd. For the six month period ended June 30, 2018, the $6.6 million of costs in 2018 ($5.9 million after-tax, or $0.04, per diluted share), are reflected in the Canada ($1.9 million) and Corporate and eliminations ($4.7 million) reportable segments and are included in Costs of sales and services ($0.2 million) and Selling, general and administrative expenses ($6.4 million) on the unaudited statements of operations. For the three month period ended June 30, 2018, the $5.6 million of costs in 2018 ($5.1 million after-tax, or $0.03, per diluted share), are reflected in the Canada ($1.6 million) and Corporate and eliminations ($4.0 million) reportable segments and are included in Costs of sales and services ($0.2 million) and Selling, general and administrative expenses ($5.4 million) on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017

Net Cash Flows Provided by Operating Activities	$11,139	$4,553	$13,977	$14,401
Capital expenditures, including capitalized interest	(3,247)	(2,154)	(5,943)	(6,037)
Proceeds from disposition of property, plant and equipment	720	582	3,438	1,160
Free Cash Flow	$8,612	$2,981	$11,472	$9,524

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING SEPTEMBER 30, 2018		YEAR ENDING DECEMBER 31, 2018
EBITDA Range (1)	$24.0	$27.0	$85.0	$92.0

(1) The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING SEPTEMBER 30, 2018		YEAR ENDING DECEMBER 31, 2018
	(estimated)		(estimated)

Net loss	$(16.0)	$(12.5)	$(49.0)	$(41.0)
Income tax provision (benefit)	(0.5)	(1.0)	(24.5)	(25.5)
Depreciation and amortization	34.5	34.5	133.5	133.5
Interest expense	6.0	6.0	25.0	25.0
EBITDA	$24.0	$27.0	$85.0	$92.0

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017

Supplemental Operating Data - Canadian Segment
Revenues
Accomodation revenue (1)	$80,620	$53,637	$131,267	$109,867
Mobile facility rental revenue (2)	2,107	243	9,901	802
Catering and other services revenue (3)	3,716	2,646	7,455	6,089
Manufacturing revenue (4)	75	1,142	1,285	1,416
Total Canadian revenues	$86,518	$57,668	$149,908	$118,174

Average available lodge rooms (5)	22,497	14,720	18,608	14,720

Rentable rooms (6)	15,141	8,138	11,831	8,496

Average daily rates (7)	$86	$89	$87	$93

Billed rooms (8)	930,828	600,404	1,503,717	1,175,975

Occupancy in lodges (9)	68%	81%	70%	76%

Canadian dollar to U.S. dollar	$0.775	$0.744	$0.783	$0.750

Supplemental Operating Data - Australian Segment
Accomodation revenue (1)	$29,966	$28,607	$57,664	$55,623
Catering and other services revenue (3)	611	-	788	-
Total Australian revenues	$30,577	$28,607	$58,452	$55,623

Average available village rooms (5)	9,346	9,386	9,346	9,386

Rentable rooms (6)	8,735	8,760	8,728	8,767

Average daily rates (7)	$80	$80	$80	$81

Billed rooms (8)	376,369	358,393	717,948	689,601

Occupancy in villages (9)	47%	45%	45%	43%

Australian dollar to U.S. dollar	$0.757	$0.751	$0.771	$0.755

(1) Includes revenues related to lodge, village and open camp rooms.

(2) Includes revenues related to mobile camps.

(3) Includes revenues related to catering and food services, laundry and water and wastewater treatment services.

(4) Includes revenues related to modular construction and manufacturing services.

(5) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(6) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(7) Average daily rate is based on rentable rooms and lodge/village revenue.

(8) Billed rooms represents total billed days.

(9) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

CONTACT:

Frank C. Steininger
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
713-353-5407